بسم الله الرحمن الرحيم

خالد بن محمد بن فهد الثنيان

Khaled bin Mohammad bin Fahad Al Thanayan

LETTER OF FUNDING COMMITMENT

May 5, 2023

Robert Mattacchione
CEO
Novo Integrated Sciences Inc. (Nasdaq: NVOS)
11120 NE 2nd Street, Suite 100, Bellevue, Washington 98004 USA

Dear Robert Mattacchione,

Our organization is dedicated to supporting elder programs, including developing and managing facilities for seniors in their latter-year transition.

We are pleased to provide our support through project-specific funding in an aggregate amount of USD 40,000,000.00 or more for investment based on your company's proposal for developing elder communities.

The funding would be structured as a direct investment into your company resulting in project-specific joint ventures for elderly community's locations for development into elder care homes.

The targeted investment is dedicated to developing elderly care facilities throughout Canada, providing a solution-based approach to the ever-growing eldercare community. We believe that an organization such as yours, a NASDAQ-traded company, is well suited to drive our seniors' initiative forward, providing a suite of tangible and service-oriented solutions.

The purpose of this letter is to confirm our commitment to the project and the identified funding herein.

We appreciate your efforts in realizing the project's potential and taking the lead by securing the EPC + Management of the facilities and working with the Canadian Housing and Mortgage Corporation for 85% additional financing.

Sincerely yours,

/s/ Sheikh Khaled bin Mohammad bin Fahad Al Thanayan

Sheikh Khaled bin Mohammad bin Fahad Al Thanayan

خالد بن محمد بن فهد الثنيان

Khaled bin Mohammad bin Fahad Al Thanayan

Address: KSA-Riyadh- P.O. Box: 55065-Riyadh 11534
Tel: 00 966 1 2195559 Fax: 00 966 1 2193339